Exhibit 10.33

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

Execution Version

______________________________________________________________________

PURCHASE AGREEMENT

by and among

GLOBALSTAR, INC.,

GLOBALSTAR LICENSEE LLC

and

CUSTOMER PARENT

Dated as of October 29, 2024

_____________________________________________________________________

TABLE OF CONTENTS

Page

ARTICLE I ISSUANCE AND DELIVERY OF UNITS ......................................................................................		2
Section 1.1	Closing Issuance .....................................................................................................................	2
Section 1.2	[*] ...........................................................................................................................................	2
ARTICLE II CLOSING.........................................................................................................................................		2
Section 2.1	Closing ....................................................................................................................................	2
Section 2.2	Use of Proceeds ......................................................................................................................	2
Section 2.3	Deliveries at the Closing ........................................................................................................	2
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GS AND THE COMPANY GROUP ...........		4
Section 3.1	Corporate Organization; Subsidiaries.....................................................................................	5
Section 3.2	Authority and Validity............................................................................................................	5
Section 3.3	Non-Contravention.................................................................................................................	6
Section 3.4	Consents and Approvals.........................................................................................................	6
Section 3.5	Capitalization..........................................................................................................................	6
Section 3.6	Legal Proceedings...................................................................................................................	7
Section 3.7	Taxes and Tax Returns............................................................................................................	8
Section 3.8	Labor and Employment Matters..............................................................................................	9
Section 3.9	Material Contracts...................................................................................................................	9
Section 3.10	Compliance with Applicable Laws; Permits...........................................................................	10
Section 3.11	[*]............................................................................................................................................	10
Section 3.12	Intellectual Property................................................................................................................	11
Section 3.13	Broker’s Fees..........................................................................................................................	12
Section 3.14	Affiliate Transactions.............................................................................................................	12
Section 3.15	Undisclosed Liabilities; Financial Books and Records..........................................................	13
Section 3.16	Real Property..........................................................................................................................	13
Section 3.17	Tangible Personal Property....................................................................................................	13
Section 3.18	Applicable ABAC/AML/Trade Laws.....................................................................................	13
Section 3.19	Insurance.................................................................................................................................	13
Section 3.20	No Other Representations and Warranties..............................................................................	14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................		14
Section 4.1	Corporate Organization...........................................................................................................	14
Section 4.2	Authority and Validity............................................................................................................	14
Section 4.3	Non-Contravention..................................................................................................................	14
Section 4.4	Consents and Approvals..........................................................................................................	15
Section 4.5	Accredited Investor Status.......................................................................................................	15
Section 4.6	Investment Intention; Sale or Transfer....................................................................................	15
Section 4.7	Broker’s Fees...........................................................................................................................	15
Section 4.8	Legal Proceedings....................................................................................................................	16
i

ii

EXHIBITS

EXHIBIT A	Form of Second Amended and Restated LLC Agreement
EXHIBIT B	Form of [*]
EXHIBIT C	Form of GS Contribution Agreement
EXHIBIT D	Form of KTA Amendment
EXHIBIT E	Form of [*]
EXHIBIT F	Form of [*]
EXHIBIT G	Form of [*]
EXHIBIT H	Form of 2024 Prepayment Agreement

SCHEDULES

SCHEDULE A	[*]
SCHEDULE B	Disclosure Letter
i

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 29, 2024, by and among Globalstar, Inc., a Delaware corporation (“GS”), Globalstar Licensee LLC, a Delaware limited liability company and Subsidiary of GS (the “Company”), and Customer Parent (“Buyer”). Certain capitalized terms have the meanings set forth in Section 8.13.
W I T N E S S E T H:

WHEREAS, the Company was formed by GS, by the filing of a certificate of formation with the Secretary of State of Delaware on July 10, 2016;

WHEREAS, the parties acknowledge that the Company was established solely to hold legal title to assets, rights, and licenses related to the provision by GS and its operating subsidiaries of Services (as defined in the KTA) and Deliverables (as defined in the KTA) under the KTA and other Transaction Documents (as defined in the LLC Agreement). As a condition of entering into the [*] and contributing assets to the Company, GS and its operating subsidiaries has retained exclusive control and use (subject to the terms of the KTA and the other Transaction Documents) of all assets and rights granted to it under the [*]. Except as required by law or as otherwise contemplated in the KTA or the other Transaction Documents, the Company is not intended to operate or maintain any assets or employ personnel. All Deliverables and Services under the KTA and other Transaction Documents shall be provided by GS and its operating subsidiaries;

WHEREAS, on the terms and subject to the conditions contained herein, in connection with the Closing, GS will cause the Company to, and the Company will, issue to Buyer, and Buyer will subscribe for and purchase, the Closing Units; and

WHEREAS, in connection with the foregoing, and in accordance with the terms and conditions hereof, (a) at the Closing, the Company’s Existing LLC Agreement will be amended and restated pursuant to a Second Amended and Restated Limited Liability Company Agreement, the form of which is attached hereto as Exhibit A (as amended and restated, the “LLC Agreement”) and (b) at the Closing, Buyer, GS, GUSA Licensee LLC, a Delaware limited liability company (“GUSA”), GCL Licensee LLC, a Delaware limited liability company (“GCL”), and the Company, as applicable, shall (directly or through one or more designated Affiliates, as applicable) enter into (i) [*], the form of which is attached hereto as Exhibit B [*], (ii) a Contribution Agreement, the form of which is attached hereto as Exhibit C (the “GS Contribution Agreement”), (iii) a Key Terms Agreement Amendment, the form of which is attached hereto as Exhibit D (the “KTA Amendment”), (iv) [*], the form of which is attached hereto as Exhibit E [*], (v) [*], the form of which is attached hereto as Exhibit F [*], (vi) [*], the form of which is attached hereto as Exhibit G [*] and (vii) a 2024 Prepayment Agreement, the form of which is attached hereto as Exhibit H (the “2024 Prepayment Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree hereby as follows:

ARTICLE I
ISSUANCE AND DELIVERY OF UNITS

Section 1.1 Closing Issuance. On the terms and subject to the conditions contained herein, at the Closing, GS shall cause the Company to issue, sell and deliver to Buyer, and Buyer shall subscribe for, purchase and acquire from the Company 400,000 Class B Units with a capital value of $1,000 per unit (the “Closing Units”), free and clear of all Liens (other than any Liens under securities Laws or Liens or other transfer restrictions under the LLC Agreement), in consideration for (a) the payment by Buyer of an amount equal to $400,000,000 in cash, less (b) the aggregate amount of (i) [*] Schedule A hereto [*] and (ii) [*] Schedule A hereto [*]. The subscription and sale of the Closing Units is referred to in this Agreement as the “Closing Issuance”.

Section 1.2 [*].
ARTICLE II
CLOSING

Section 2.1 Closing. The closing of the Closing Issuance (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m., New York time, on the tenth (10th) Business Day after the satisfaction or waiver of the conditions set forth in Section 6.1(a) and Section 6.2(a) (other than those conditions which, by their nature, are to be satisfied on the Closing Date (but subject to the satisfaction or waiver of such conditions at such time)), or at such other place, date and time as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.2 Use of Proceeds. The Company shall use the Closing Cash Consideration solely pursuant to the Equity Investment Period Plan (as defined in the LLC Agreement).

Section 2.3 Deliveries at the Closing.

(a) At the Closing, Buyer shall deliver, or cause to be delivered, the following:

(i) [*];

(ii) to the Company (or such other Person as the Company shall designate in writing), the Closing Cash Consideration, in cash paid by wire transfer of immediately available funds to an account designated by GS or the Company free and clear of any withholding;

(iii) to the Company and GS, a duly executed counterpart to the LLC Agreement;

(iv) to GS, a duly executed counterpart to the KTA Amendment;

(v) [*];

(vi) [*];

(vii) [*];

(viii) to GS, a duly executed counterpart to the 2024 Prepayment Agreement; and

(ix) a duly executed certificate, in form and substance reasonably satisfactory to GS, to the effect that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(b) At the Closing, GS shall deliver, or cause to be delivered by the Company, to Buyer the following:

(i) a true and correct copy of the Members Schedule to the LLC Agreement reflecting that the Closing Units have been issued and duly registered in the name of Buyer;

(ii) a duly executed counterpart to the KTA Amendment;

(iii) [*];

(iv) [*];

(v) [*];

(vi) a duly executed counterpart to the 2024 Prepayment Agreement;

(vii) duly executed counterparts to the [*];

(viii) duly executed counterparts to the LLC Agreement by GS and the Company;

(ix) a duly executed Letter Agreement from each holder of Notes regarding the repurchase of such Notes by GS, and a duly executed Letter Agreement Re: Cancellation Order and Officer’s Certificate, in each case, in form and substance reasonably satisfactory to Buyer to evidence the acquisition of, and cancellation by Wilmington Trust, National Association, of each of the Notes and repayment of the Varde Indebtedness in full;

(x) a detailed Company spend plan for the ninety (90)-day period immediately following the Closing;

(xi) evidence reasonably satisfactory to Buyer that the Transactions have been duly approved by the Board of Directors of GS (the “Board”) and the Strategic Review Committee of the Board;

(xii) evidence reasonably satisfactory to Buyer that the Closing Contribution has been completed in accordance with the terms of the GS Contribution Agreement;

(xiii) evidence reasonably satisfactory to Buyer that the Company has filed for FCC approval of a pro forma transfer of control pursuant to 47 § 25.119(i) of the Code of Federal Regulations (“C.F.R.”), which will be deemed granted one (1) day after filing;

(xiv) evidence reasonably satisfactory to Buyer that the Company has filed for FCC approval of a pro forma assignment of the licenses identified in Part II of Exhibit A of the Contribution Agreement from GUSA and GCL to Company pursuant to 47 § 25.119(i) of the C.F.R., which will be deemed granted one (1) day after filing; and

(xv) a duly executed certificate, in form and substance reasonably satisfactory to Buyer, to the effect that the conditions specified in Section 6.1(a), Section 6.1(b), Section 6.1(d) and Section 6.1(e) have been satisfied.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GS AND THE COMPANY GROUP

Except as expressly and specifically disclosed in the appropriate section, subsection or subclause in the disclosure letter (or in another section, subsection or subclause to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, subsection or subclause) delivered by GS to Buyer prior to entering into this Agreement and attached as Schedule B hereto (the “Disclosure Letter”), GS hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall only be made as of such specified date) as follows:

Section 3.1 Corporate Organization; Subsidiaries.

(a) GS is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. Each member of the Company Group (a) is a corporation or other organization duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, (b) has the requisite corporate or other organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted or contemplated to be conducted as of the date hereof and (c) is duly qualified or authorized to do business under the laws of and is in good standing (if applicable) in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except for where such failures to be so qualified and in good standing or to have such power do not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group (taken as a whole).

(b) Section 3.1(b) of the Disclosure Letter sets forth a true, correct and complete list of each of the Subsidiaries of the Company, and, with respect to each such Subsidiary of the Company, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock or membership interests and the number and class of shares or membership interests thereof duly issued and outstanding. Each of the Subsidiaries of the Company (i) is a duly organized and validly existing corporation or other entity, and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization (ii) has been formed solely for the purpose of the Transactions, (iii) has no assets or liabilities other than as contemplated by the Transactions and (iv) has not engaged in any business activities or conducted any operations other than in connection with the Transactions. The outstanding shares of capital stock or other interests of each of the Subsidiaries of the Company are validly issued, fully paid and non-assessable, and all such shares or other interests are owned by the Company free and clear of any and all Liens. Except as set forth on Section 3.1(b) of the Disclosure Letter, the Company does not have and has never had any Subsidiaries and does not own and has never owned, directly or indirectly, any equity investment or other ownership interest in any Person.

Section 3.2 Authority and Validity. The Company and GS each have the requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which each of the Company and/or GS is a party and the consummation by the Company, GS of the Transactions have been duly and validly authorized by the Company, GS and any such Affiliate, as applicable, and no other action on the part of the Company, GS, as applicable, is necessary to approve the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions. This Agreement and the other Transaction Agreements to which any of the Company, GS, as applicable, is a party or will be at the Closing, duly and validly executed and delivered by the Company, GS, as applicable, and when executed and delivered (assuming due authorization, execution and delivery by Buyer and the other parties thereto) will constitute valid and binding obligations of the Company, GS, as applicable, enforceable against the Company, GS, as applicable, in accordance with their respective terms, except as may be limited by applicable bankruptcy, fraudulent transfer, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 3.3 Non-Contravention. Neither the execution, delivery and performance by     the Company or GS of this Agreement and the other Transaction Agreements to which the Company, GS and/or one or more of their designated Affiliates, as applicable, is or will be a party, nor the consummation by the Company, GS and/or one or more of their designated Affiliates of the Transactions, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration of or cancellation under any obligations or loss of a benefit under, any provision of (a) the organizational documents of any member of the Company Group or GS, (b) any applicable Law or order, judgment or decree (each, an “Order”) of any Governmental Authority, (c) any Material Contract to which any member of the Company Group is a party, subject or bound or any Contract necessary for the operation of the business of the Company Group as currently conducted to which GS is a party, subject or bound, or (d) any of the approvals, authorizations, consents, licenses, permits or certificates (the “Permits”) granted by a Governmental Authority that are necessary for the operation of the business of the Company Group as currently conducted, whether held by or in the name of a member of the Company Group or GS, except in the case of clause (b), (c) or (d), as would not reasonably be expected to be, individually or in the aggregate, material to GS and the Company Group, taken as a whole, or materially delay or impair the ability of GS or the Company to consummate the Transactions.

Section 3.4 Consents and Approvals. Except as set forth on Section 3.4 of the Disclosure Letter, no consent, approval, waiver, authorization, Order, Permit, registration, declaration, exemption, filing, notification or other order of, or other action by, any Person is required or necessary for the execution, delivery and performance by the Company or GS of this Agreement or any other Transaction Agreements to which the Company, GS, and/or one or more of their Affiliates, as applicable, is a party or the consummation by the Company or GS of the Transactions, other than (a) as may be required under any applicable state securities or “blue sky” Laws, (b) notices required by the Federal Communications Commission regarding change of control and section 1.65 of its rules or (c) as may be required as a result of facts and circumstances relating solely to Buyer or its Affiliates, except for those consents, approvals, waivers, authorizations, Orders, Permits, registrations, declarations, exemptions, filings, notifications or other orders of, or other actions by, any Person as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, or materially delay or impair the ability of GS or the Company to consummate the Transactions.

Section 3.5 Capitalization.

(a) Except for the LLC Agreement and the KTA, neither GS nor the Company is a party to any equityholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal and co-sale agreement, management rights agreement or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Company Equity Interests or other interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Company Equity Interests or other ownership interests of the Company.

(b) As of the date of this Agreement, (i) GS owns one hundred percent (100%) of the ordinary interests of the Company [*], (ii) all such issued and outstanding equity interests are duly authorized and validly issued, and such equity interests have not been issued in violation of any preemptive or similar rights and (iii) all such issued and outstanding equity interests have been issued pursuant to valid exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and all other applicable securities Laws. As of the date of this Agreement, there are no outstanding (A) Company Equity Interests or other interests of the Company subject to any vesting, transfer or other restrictions or (B) rights or obligations of the Company to repurchase, redeem or otherwise acquire Company Equity Interests or other interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Company Equity Interests or other ownership interests of the Company. There are no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote on any matter of the Company.

(c) As of immediately subsequent to the Closing, (i) all equity interests in the Company issued and outstanding shall be held by GS and Buyer, as set forth on the Members Schedule to the LLC Agreement (the “Company Equity Interests”) and (ii) other than the Company Equity Interests, no membership interests or other voting securities of or equity interests in the Company are issued, reserved for issuance or outstanding and no securities of the Company convertible into or exchangeable or exercisable for membership interests or other voting securities of or equity interests in the Company are issued or outstanding. As of the Closing Date, the Closing Units have the terms and conditions and entitle the holders thereof to the rights set forth in the LLC Agreement and will be free and clear of all Liens (other than any Liens under securities Laws, any applicable FCC transfer restrictions or Liens or other transfer restrictions under the LLC Agreement). Other than the Company Equity Interests and equity interests to be issued pursuant to the LLC Agreement (including Section 2.02(c) thereof), as at the Closing, there are no outstanding options, warrants, calls, rights of conversion or exchange or other agreements, arrangements or contracts of any kind or character, whether written or oral, relating to the ownership interest in the Company to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any ownership interest in the Company.

Section 3.6 Legal Proceedings. As of the date of this Agreement, there are no legal, administrative, arbitration or other proceedings, claims, actions or governmental, audits or regulatory investigations of any nature (each, a “Legal Proceeding”) pending and, to the

Knowledge of GS, there are no Legal Proceedings threatened in writing against any member of the Company Group or any of their respective properties or assets, or any of the directors or officers of the Company Group with regard to their actions as directors or officers of the Company Group, at Law or in equity by any Person, or before or by any Governmental Authority. Neither GS nor any member of the Company Group is subject to any Order of any Governmental Authority that would reasonably be expected to, individually or in the aggregate, material to the Company Group, taken as a whole.

Section 3.7 Taxes and Tax Returns.

[*].

Section 3.8 Labor and Employment Matters. No member of the Company Group has or has ever had (a) any employees, consultants or independent contractors currently performing services for the Company Group (other than customary service providers retained for forming and maintaining each member of the Company Group), (b) any “employee benefit plans” (as defined in Section 3(3) of ERISA) or (c) any other benefit or compensation plan, program, policy, Contract, agreement or arrangement with respect to which any member of the Company Group has any Liability.

Section 3.9 Material Contracts.

(a) Except for the LLC Agreement, the KTA and the other Transaction Agreements, Section 3.9(a) of the Disclosure Letter sets forth all of the following material Contracts that any member of the Company Group (and, with respect to clause (vii) below, GS or any of its Affiliates) is a party to or bound by any Contract that is in effect as of the date of this Agreement:

(i) that is required by its terms or is currently expected to result in the payment by the Company Group of more than [*] in the current fiscal year, in each case other than purchase orders entered into in the ordinary course of business;

(ii) that is a note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any third party;

(iii) relating to (A) the acquisition or disposition of any business, properties, assets or capital stock of any member of the Company Group or any other Person, whether by merger, purchase or sale of stock or assets or otherwise, that contains material ongoing obligations of any member of the Company Group (in each case excluding any Contracts relating to the acquisition or disposition of any assets in the ordinary course of business), or (B) the grant to any Person of any preferential rights to purchase any properties or assets of the Company Group;

(iv) that (A) limits, curtails or restricts the ability of any member of the Company Group to compete in any geographical area, market or line of business, (B) restricts the Persons to whom any member of the Company Group may sell products or deliver services or (C) restricts the Company or any of its Subsidiaries from soliciting or hiring any Person;

(v) that is (i) an Outbound Intellectual Property Contract or (ii) Inbound Intellectual Property Contract, other than an Inbound Intellectual Property Contract granting to the Company Group any non-exclusive license for off-the-shelf software that is available on standard terms through commercial distributors, in consumer retail stores or through online distribution sources for a license fee of less than $100,000 in the aggregate;

(vi) covering real property; or

(vii) [*].

Each Contract set forth, or required to be set forth, in Section 3.9(a) of the Disclosure Letter is referred to herein as a “Material Contract”.

(b) GS has made available to Buyer a true, correct and complete copy of each Material Contract as of the date of this Agreement. As of the date of this Agreement, each Material Contract is valid and binding on the applicable member of the Company Group (subject, in each case, to applicable bankruptcy, fraudulent transfer, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity) and in full force and effect with respect to the applicable member of the Company Group and, to the Knowledge of GS, the other parties thereto, except for any such failure to be valid or binding or in full force and effect as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. As of the date of this Agreement, no member of the Company Group nor, to the Knowledge of GS, any other party to a Material Contract, is in material breach of or material default under a Material Contract. As of the date of this Agreement, no member of the Company Group has received any notice of termination or cancellation under any Material Contract.

Section 3.10 Compliance with Applicable Laws; Permits. GS and the Company Group are, and have been for the last five (5) years, in compliance in all material respects with all applicable Laws. GS has and the Company Group has, or has the benefit of by virtue of being an Affiliate of GS, all material Permits necessary for the conduct of the business of the Company Group as currently conducted, and the business of the Company Group has been and is being conducted in compliance in all material respects with all such Permits. To the Knowledge of GS, the Company Group is not in material default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation of any term, condition or provision of any material Permit.

Section 3.11 [*].

Section 3.12 Intellectual Property. [*].

Section 3.13 Broker’s Fees. None of GS or its Subsidiaries has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees or financial advisor’s fees in connection with any of the Transactions for which the Company will be liable.

Section 3.14 Affiliate Transactions. There are no legally binding transactions, agreements, arrangements or understandings between or among GS or any Affiliate thereof or any current officer or director of any member of the Company Group, on the one hand, and the

Company Group, on the other hand (an “Affiliate Transaction”), other than the Transaction Agreements or such other Contracts expressly described in the Transaction Agreements.

Section 3.15 Undisclosed Liabilities; Financial Books and Records.

(a) Except (i) for Liabilities incurred by the Company Group in the ordinary course of business or as reasonably required in connection with this Agreement or any other Transaction Agreements or the Transactions or (ii) for Liabilities that are expressly disclosed in the Disclosure Letter, there are no material Liabilities of the Company Group.

(b) The Company Group makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets in all material respects. None of GS, any member of the Company Group or its or their independent auditors has identified or been made aware of (i) any fraud, whether or not material, that involves the Company Group’s management or any other current or former employee, consultant, contractor or manager of the Company Group who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company Group or (ii) any claim or allegation in writing regarding any of the foregoing.

Section 3.16 Real Property. [*].

Section 3.17 Tangible Personal Property. The Company Group has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company Group, free and clear of any and all Liens, other than Permitted Liens and such imperfections of title, if any, that do not materially interfere with the present value of such property.

Section 3.18 Applicable ABAC/AML/Trade Laws.

(a) To the Knowledge of GS, neither the Company Group nor any Associated Person of the Company Group has in the past five (5) years violated any of the Applicable ABAC Laws, Applicable AML Laws or Applicable Trade Laws.

(b) To the Knowledge of GS, neither the Company Group nor any Associated Person of the Company Group has in the past five (5) years (i) been fined or otherwise penalized under any of the Applicable ABAC Laws, Applicable AML Laws or Applicable Trade Laws, (ii) received a written notice from a Governmental Authority concerning an actual or possible violation by the Company Group or any Associated Person of the Company Group of any of the Applicable ABAC Laws, Applicable AML Laws or Applicable Trade Laws or (iii) received any other report that the Company Group or any Associated Person of the Company Group has violated any of the Applicable ABAC Laws, Applicable AML Laws or Applicable Trade Laws.

(c) Neither any member of the Company Group nor any Associated Person of the Company Group is a Blocked Person.

Section 3.19 Insurance. All material insurance policies held by GS applicable to the Company Group are in full force and effect. No member of the Company Group holds any insurance. As of the date of this Agreement, no written notice of cancellation or termination has been received by GS or any member of the Company Group with respect to any of such insurance policies.

Section 3.20 No Other Representations and Warranties. Except for the representations and warranties contained in Article IV or in any other Transaction Agreements, GS and the Company each acknowledge that none of Buyer, its Affiliates or its or their Representatives has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer or any of its Affiliates, or Representatives of any of the foregoing, furnished or made available to GS, the Company or their respective Affiliates or any Representatives of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and GS as follows:

Section 4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Buyer has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified to do business, and is in good standing (if applicable) in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except for where such failures to be so qualified and in good standing do not and would not reasonably be expected to, individually or in the aggregate, delay or impair the ability of Buyer to consummate the Transactions pursuant to the Transaction Agreements to which Buyer is a party.

Section 4.2 Authority and Validity. Buyer has the corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which Buyer is a party and the consummation of the Transactions pursuant to the Transaction Agreements to which Buyer is a party, have been duly and validly authorized by Buyer and no other action on the part of Buyer is necessary to approve the execution and delivery of this Agreement or the other Transaction Agreements to which Buyer is a party or to consummate the Transactions pursuant to the Transaction Agreements to which Buyer is a party. This Agreement and the other Transaction Agreements to which Buyer is a party has been (or will be, as applicable) duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties thereto) constitutes, or will constitute (as applicable), valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, fraudulent transfer, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 4.3 Non-Contravention. Neither the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, nor the consummation by Buyer of the Transactions contemplated by the Transaction Agreements to which Buyer is a party, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (a) the governing documents of Buyer or (b) any applicable Law or Order of any Governmental Authority (except for such conflicts or violations, in the case of this clause (b), that do not and would not reasonably be expected to, individually or in the aggregate, delay or impair the ability of Buyer to consummate the Transactions contemplated by the Transaction Agreements to which Buyer is a party).

Section 4.4 Consents and Approvals. No material consent, approval, waiver, authorization, Order, Permit, registration, declaration, exemption, filing, notification or other order of, or other action by, any Person is required or necessary for the execution, delivery and performance by Buyer of this Agreement or any other Transaction Agreements to which Buyer is a party or the consummation by Buyer of the Transactions, other than as may be required as a result of facts and circumstances relating solely to the Company Group, GS or their Affiliates, except for those consents, approvals, waivers, authorizations, Orders, Permits, registrations, declarations, exemptions, filings, notifications or other orders of, or other actions by, any Person that do not and would not reasonably be expected to, individually or in the aggregate, delay or impair the ability of Buyer to consummate the Transactions.

Section 4.5 Accredited Investor Status. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Buyer is an informed and sophisticated investor in securities and has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Closing Units and to bear the economic risks of such investment. Buyer has performed its own due diligence and business investigation with respect to the Company and been afforded the opportunity to ask questions of the Company’s management concerning the Company and the Closing Units. Buyer understands that its investment in the Closing Units involves a significant degree of risk.

Section 4.6 Investment Intention; Sale or Transfer. Buyer is acquiring the Closing Units solely for its own account, for investment purposes and not with a view to, or for offer or sale in connection with, the distribution (as such term is used in Section 2(a)(11) of the Securities Act) thereof. Buyer acknowledges that (a) the issuance of the Closing Units has not been and is not being registered under the Securities Act or any applicable state securities Laws, and cannot be sold unless subsequently so registered or an exemption from such registration is available, (b) the Closing Units may not be sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to, registration under the Securities Act and applicable securities Laws, (c) neither the Company nor any other Person is under any obligation to register the Closing Units under the Securities Act or any state securities Laws with respect to any offering thereof by Buyer or to comply with the terms and conditions of any exemption thereunder, except as otherwise provided in the Transaction Agreements, and (d) any sale or transfer of the Closing Units is subject to the restrictions contained in, and must comply with the terms and conditions of, the LLC Agreement applicable to such transfer or sale.

Section 4.7 Broker’s Fees. Neither Buyer nor any of its Affiliates have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees or financial advisor’s fees in connection with any of the Transactions.

Section 4.8 Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending and, to the Knowledge of Buyer, there are no Legal Proceedings threatened against Buyer or any of its Affiliates or any of their properties or assets, or any of the directors or officers of Buyer or its Affiliates with regard to their actions as directors or officers of Buyer or its Affiliates, before any Governmental Authority that will or would reasonably be expected to, individually or in the aggregate, delay or impair the ability of Buyer to consummate the Transactions pursuant to the Transaction Agreements to which Buyer is a party.

Section 4.9 No Other Representations and Warranties. Except for the representations and warranties contained in Article III or in any other Transaction Agreements, Buyer acknowledges that none of GS, the Company or their respective Affiliates or any Representatives of the foregoing has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding GS, the Company or their respective Affiliates or any Representatives of the foregoing, furnished or made available to Buyer, its Affiliates or any of their Representatives.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Notification of Certain Matters. From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, GS and the Company shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to GS and the Company, of (a) [*], (b) any actions, suits, claims, investigations or other Legal Proceedings commenced or, to such Party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such Party contained in this Agreement to be untrue or inaccurate that would result in the failure to meet the conditions set forth in Article VI below, (d) any failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect and (e) in the case of GS and the Company, (i) the status of completion of, (ii) any notices or communication related to or (iii) developments that would reasonably be expected to delay or hinder the completion of, the Closing Contribution. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.1 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the Party receiving such notice or (C) constitute an acknowledgment or admission of breach of this Agreement.

Section 5.2 Cooperation; Conduct of the Company’s Business Prior to the Closing.

(a) Except as otherwise provided herein, in case at any time after the date of this Agreement any further action is necessary to carry out the purposes of this Agreement, the Parties agree to use all commercially reasonable efforts to take or cause to be taken all such reasonably necessary or appropriate action in accordance with and subject to the terms of this Agreement.

(b) Except as expressly provided herein or as otherwise consented to in writing by Buyer or required by Law, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to its terms, GS shall, and shall cause the Company Group to conduct its business in all material respects in the ordinary course of its business consistent with past practice and, to the extent consistent therewith, maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it.

(c) Except as expressly provided herein or the Transaction Agreements (including the Closing Contribution), or as otherwise consented to in writing by Buyer or required by Law, from the date of this Agreement through the Closing or the termination of this Agreement pursuant to its terms, GS shall not, and shall cause the Company Group not to, take any action that would require the consent or approval of Buyer pursuant to the LLC Agreement, if the LLC Agreement was in effect on or after the date of this Agreement.

Section 5.3 Regulatory Approvals.

(a) Each of the Parties will file, or cause to be filed as promptly as reasonably practicable following the date hereof, any filings, reports, notices, information or documentation required to consummate the Transactions pursuant to applicable Laws relating to antitrust and competition (“Antitrust Laws”) or foreign direct investment (“FDI Laws”), if any. Each of the Parties shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under any Antitrust Law or FDI Law.

(b) Each of the Parties shall use all reasonable best efforts to promptly obtain clearance under any Antitrust Law or FDI Law applicable to the Transactions and shall keep each other apprised of the status of any inquiries or requests for additional information from any Governmental Authority and shall comply as promptly as practicable and advisable with any such inquiry or request. For avoidance of doubt, each Party’s obligations under this Section 5.3 or otherwise in this Agreement do not include: (i) any obligation to proffer or effect any sale, divestiture, license, hold separate, or disposition of the assets, properties or businesses owned by it or any of its Affiliates or to be acquired by it pursuant to this Agreement; (ii) any obligation to agree to, by consent decree or otherwise, any restrictions, conditions, or limitations on its conduct or the conduct of its Affiliates (including any prior notice or prior approval obligation); or (iii) any obligation to litigate or contest any Legal Proceeding or Order, whether temporary, preliminary, or permanent.

(c) Each of the Parties shall instruct their respective counsel to cooperate with the other and use their respective reasonable best efforts to facilitate and expedite the resolution of any issues arising under any Antitrust Law or FDI Law relating to the Transactions prior to the Closing Outside Date. Such efforts and cooperation include counsel’s mutual undertaking: (i) to provide each other with advance copies and a reasonable opportunity to comment on all material proposed notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Authority relating to the Transactions; (ii) to promptly inform the other Party’s counsel of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or applications; and (iii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authority. No Party hereto shall independently participate in any pre-arranged substantive meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation or other inquiry without giving the other Party hereto prior notice of the meeting and, to the extent feasible and permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the Parties, shall be limited to outside antitrust counsel only). After considering in good faith the views of the GS, Buyer shall be entitled to lead and control the Parties’ contact, strategy and communications for dealing with Governmental Authorities in furtherance of the Parties’ respective obligations pursuant to this Section 5.3 (including control over all matters relating to timing, voluntary timing agreements, and extensions of any applicable waiting period under any Antitrust Law or FDI Law), and the GS shall, and shall cause its Affiliates to, use their respective reasonable best efforts to cooperate with Buyer in this regard.

Section 5.4 Publicity. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to its terms, none of the Parties shall issue any press release or public or other widely disseminated announcement concerning this Agreement or the Transactions, or make any other public or other widely disseminated disclosure regarding the terms of this Agreement or the Transactions without obtaining the prior written approval of the other Parties; [*]. At and after the Closing, the rights and obligations of Buyer and GS with respect to the disclosure of information related to the Transactions or the Company Group will be governed exclusively by the LLC Agreement and [*], as applicable.

Section 5.5 Transfer Taxes.

(a) Any transfer, documentary, sales, use, stamp, registration or other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the consummation of the Closing Issuance shall be the responsibility of the Company when due. The Company shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable Law, GS and Buyer will, and will cause their Affiliates, to join in the execution of any such Tax Returns and other documentation.

(b) Effective as of the Closing Date, the Company shall file an IRS Form 8832 electing to be classified as an association taxable as a corporation for U.S. federal income tax purposes.

(c) Any contribution (or deemed contribution) by Buyer in connection with the transactions governed by this Agreement and the election described in Section 5.5(b) is intended to be treated as a transfer governed by Section 351 of the Code, and the Parties will report consistently with such treatment for U.S. federal income tax purposes.

Section 5.6 [*].

Section 5.7 [*].

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to purchase the Closing Units at the Closing is subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless otherwise waived by Buyer:

(a) All representations and warranties of GS and the Company Group contained herein shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing, as if made at and as of such date (except to the extent expressly made as of a specified date, in which case as of such date).

(b) GS and the Company shall have performed and complied, in each case, in all material respects, with all covenants, agreements, obligations and conditions contained in this Agreement and the other Transaction Agreements that are required to be performed or complied with by GS or the Company on or before the Closing.

(c) Any applicable approvals, clearances or waiting periods (and any extensions thereof) under Antitrust Laws and FDI Laws shall have been obtained, expired or otherwise been terminated, and there shall not be in effect any voluntary agreement with any Governmental Authority pursuant to which Buyer has agreed not to consummate the Transactions for any period of time.

(d) The Closing Contribution shall have been completed prior to or substantially concurrently with the Closing.

(e) Since the date of this Agreement, a Material Adverse Effect shall not have occurred.

(f) GS and the Company Group shall have delivered to Buyer each of the deliverables set forth in Section 2.3(b).

Section 6.2 Conditions Precedent to Obligations of GS and Company. The obligations of GS and the Company to sell the Closing Units to Buyer at the Closing are subject to the fulfillment, on or before the Closing Date, of each of the following conditions, unless otherwise waived by GS and Company:

(a) All representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing, as if made at and as of such date (except to the extent expressly made as of a specified date, in which case as of such date).

(b) Buyer shall have performed and complied, in each case, in all material respects, with all covenants, agreements, obligations and conditions contained in this Agreement and the other Transaction Agreements that are required to be performed or complied with by Buyer on or before the Closing.

(c) Any applicable approvals, clearances or waiting periods (and any extensions thereof) under Antitrust Laws and FDI Laws shall have been obtained, expired or otherwise been terminated, and there shall not be in effect any voluntary agreement with any Governmental Authority pursuant to which Buyer has agreed not to consummate the Transactions for any period of time.

(d) Buyer shall have delivered to GS or the Company, as applicable, each of the deliverables set forth in Section 2.3(a).

ARTICLE VII
TERMINATION

Section 7.1 Termination Prior to the Closing. At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of GS and Buyer;

(b) by Buyer, by written notice to GS, if GS or the Company Group shall have breached in any material respect any representation, warranty, obligation or agreement hereunder which breach would give rise to a failure of a condition set forth in Section 6.1(a) or Section 6.1(b) and such breach shall not have been cured, or such breach is incapable of being cured, within fifteen (15) days following receipt by GS of written notice of such breach;

(c) by GS, by written notice to Buyer, if Buyer shall have breached in any respect any representation, warranty, obligation or agreement hereunder which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and such breach shall not have been cured, or such breach is incapable of being cured, within fifteen (15) days following receipt by Buyer of written notice of such breach;

(d) by either GS or Buyer, by written notice to the other, if any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such Order or other action is, or shall have become, final and non-appealable; or

(e) by either GS or Buyer, by written notice to the other, if the Closing shall not have occurred on or before the date that is [*] from the date of this Agreement or such other date that GS and Buyer may agree upon in writing (the “Closing Outside Date”); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(e) shall not be in material breach of any representation, warranty, covenant or agreement of such Party in this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in this Article VII, this Agreement shall forthwith become null and void and have no effect and the obligations of the Parties under this Agreement shall terminate, except for the obligations set forth in this Article VII, Section 8.2 and Section 8.3, as well as the other provisions of Article VIII to the extent applicable to such surviving sections; provided, however, that no Party shall be relieved or released from any Liability arising out of Fraud or its willful and intentional breach of any provision of this Agreement or from any rights, claims, causes of action or remedies arising from such Fraud or willful and intentional breach. Each Party’s rights of termination under this Article VII are in addition to any other rights it may have under this Agreement, applicable Law or otherwise, and the exercise of a right of termination shall not constitute an election of remedies.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1 No Survival. The representations and warranties of GS and Buyer contained in this Agreement will terminate upon and shall not survive the Closing or termination of this Agreement and there will be no Liability thereafter in respect thereof, except with respect to Fraud. Except with respect to the covenants and agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Closing, the covenants and agreements of the Parties set forth in this Agreement will terminate upon and shall not survive the Closing or termination of this Agreement and there will be no Liability thereafter in respect thereof.

Section 8.2 Expenses. Except as expressly provided elsewhere in this Agreement or in any other Transaction Agreements, each Party shall bear its own Transaction Expenses.

Section 8.3 Notices. All notices requests, demands, waivers and other communications under this Agreement shall be in writing and shall be sent by facsimile or pdf e-mail (if promptly confirmed by personal delivery, telephone call or mail), by mailed postage prepaid, registered or certified, by United States mail, return receipt requested, by nationally recognized private courier or by personal delivery. Notices shall be effective, (a) if sent by facsimile or pdf e-mail, on the day sent, if sent before 5:00 p.m. New York, New York time, or on the next Business Day, if sent after 5:00 p.m. New York, New York time, in each case, subject to acknowledgement of receipt (not to be unreasonably withheld, conditioned or delayed), (b) if sent by nationally recognized private courier, on the next Business Day, (c) if mailed, three (3) Business Days after mailing or (d) if personally delivered, when delivered, as applicable, at the following addresses, email addresses and facsimile numbers (or to such other address, email address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision). A copy of any notice sent to Buyer must also be sent simultaneously to Buyer’s General Counsel at Buyer’s Address in order for such notice to be deemed effective.

(a) If to Buyer:
Apple Inc.
One Apple Park Way,
Cupertino, CA 95014
Attention: [*]
[*]

with copies (which shall not constitute notice) to:

Apple Inc.
One Apple Park Way,
Cupertino, CA 95014
Attention: General Counsel
[*]
[*]

and

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway, Suite 400
Redwood Shores, CA 94065
Attention: Kyle Krpata and Nicholas Doloresco
[*]
[*]

(b) If to GS:

Globalstar, Inc.
1351 Holiday Square Blvd
Covington, LA 70433
Attention: David Milla
Fax: [*]
[*]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave, Suite 1400
Palo Alto, CA 94301
Attention: Michael Mies

[*]

If to the Company:

Globalstar Licensee LLC
1351 Holiday Square Blvd
Covington, LA 70433
Attention: David Milla
Fax: [*]
[*]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave, Suite 1400
Palo Alto, CA 94301
Attention: Michael Mies
[*]

Section 8.4 Interpretation. When a reference is made in this Agreement to “Sections,” “Exhibits” or “Disclosure Letter” such reference shall be to a section of, an exhibit of, or the Disclosure Letter to, this Agreement unless otherwise indicated. References to this Agreement shall include the Disclosure Letter. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. Any references to dollar amounts shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The terms “$” and “dollars” means United States Dollars. All references to “day” shall be deemed to mean “calendar day”. No rule of construction against the draftspersons shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

Section 8.5 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto), the Disclosure Letter and the Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements, undertakings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 8.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.7 Dispute Resolution; Jurisdiction; and Venue.

(a) All disputes arising out of or related to the Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with such rules, and shall be conducted according to the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration. The arbitration shall take place in San Francisco, California. The arbitration shall be conducted in English.

(b) The Parties hereto shall keep confidential: (i) the fact that any arbitration occurred; (ii) any awards awarded in the arbitration; (iii) all materials used, or created for use in, in the arbitration; and (iv) all other documents produced by another Party in the arbitration and not otherwise in the public domain, except, with respect to each of the foregoing, to the extent that disclosure may be legally required (including to protect or pursue a legal right) or necessary to enforce or challenge an arbitration award before a court or other judicial authority.

(c) The arbitrators shall award to the prevailing Party, if any, its costs and expenses, including its attorneys’ fees. The prevailing Party shall also be entitled to its attorneys’ fees and costs in any action to confirm or enforce any arbitration award in any judicial proceedings.

Section 8.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 8.9 Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be null, void and of no effect.

Section 8.10 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement.

Section 8.11 Specific Performance. Each Party acknowledges and agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each Party accordingly agrees that, in addition to any other remedies available under applicable Law or this Agreement, each Party shall be entitled to seek to enforce the terms of this Agreement by decree of specific performance without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement. The Parties agree, solely with respect to this Agreement and any breach of this Agreement, not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, including facsimile or pdf counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Section 8.13 Additional Definitions.

In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“2023 Prepayment Agreement” has the meaning ascribed to such term in the LLC Agreement.

[*].

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company shall not be deemed an Affiliate of Buyer or any of its Affiliates.

[*].

“Applicable ABAC Laws” means all laws and regulations applying to the Company Group, an Associated Person of the Company Group and/or Buyer, prohibiting bribery or some other form of corruption, including fraud, tax evasion, insider dealing and market manipulation.

“Applicable AML Laws” means all laws and regulations applying to the Company Group, an Associated Person of the Company Group and/or Buyer, prohibiting money laundering, including attempting to conceal or disguise the identity of illegally obtained proceeds.

“Applicable Trade Laws” means all Sanctions, import and export laws and regulations, including but not limited to economic and financial sanctions, export controls, anti-boycott and customs laws and regulations applicable to the Company Group, an Associated Person of the Company Group and/or the Buyer.

“Associated Person” means, in relation to any Person, another Person (including a director, officer, employee, consultant, agent or other representative) who or that has acted or performed services for or on behalf of such original Person but only with respect to actions or the performance of services for or on behalf of such original Person rather than with respect to actions or the performance of services unrelated to such original Person.

“Blocked Person” means any of the following: (a) a Person included in a restricted or prohibited list pursuant to one or more of the Applicable Trade Laws, including any Sanctioned Person; (b) an entity in which one or more Sanctioned Persons has in the aggregate, whether directly or indirectly, a fifty percent (50%) or greater equity interest; or (c) an entity that is controlled by a Sanctioned Person such that the entity, itself, would be considered a Sanctioned Person.

“Business Day” means a day other than a Saturday, a Sunday or any day on which commercial banks in New York, New York are permitted or required to be closed under applicable Law.

[*].

[*].

“Class B Units” means the Class B Units of the Company.

“Closing Contribution” shall have the meaning set forth in the GS Contribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding Law).

[*].

“Company Group” means the Company and its Subsidiaries as of the Closing Date. For the purposes of clarity, references to “member of the Company Group” or similar expressions herein shall mean exclusively the Company or one of its Subsidiaries and shall not include shareholders, members of the board of directors, officers, general partners, limited partners, managers, limited liability company members, employees, contractors or other Affiliates of the Company or any of its Subsidiaries.

“Company Intellectual Property” means all Intellectual Property that is or has been owned or purported to be owned, used, held or practiced by the Company Group.

“Company Intellectual Property Registrations” means all of the issuances, registrations and applications for registration with a Governmental Authority or Internet domain name registrar for Intellectual Property (a) owned or purported to be owned by, (b) under obligation of assignment to, or (c) for which applications are filed in the name of, in each case, any member of the Company Group.

“Company Products” means all products and services that have been or are currently offered, distributed, sold, licensed or made available (in each of the foregoing cases,

either directly or indirectly), or under development by or for any member of the Company Group.

“Company Technology” means all Technology that is or has been owned or purported to be owned, used, held or practiced by the Company Group.

“Contract” means any contract, license, lease, sublease, loan, agreement, indenture, note, debenture, bond, mortgage or deed of trust or other agreement or other legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

[*].

“Customer Parent” has the meaning ascribed to such term in Attachment 16 of the KTA.

[*].

[*].

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (or any corresponding provision or provisions of succeeding Law).

“Existing LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement [*].

“FCC” means the Federal Communications Commission.

“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive brought by a Party hereto against a Party hereto based on a representation or warranty of such Party contained in this Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied by GS in its preparation of the financial statements of GS and as of the date of this Agreement.

“Governmental Authority” means (a) any government or governmental or regulatory body thereof, or political subdivision thereof, whether supranational, multinational, foreign, federal, state or local or any agency, instrumentality or authority thereof or any court or (b) any multinational organization, agency, or authority that relates to the business of the Company Group or the Satellite Services (as defined in the KTA), including [*].

[*].

“Inbound Intellectual Property Contracts” means all Contracts pursuant to which any Person has licensed or sublicensed any Intellectual Property or Technology to or for the benefit of the Company Group or granted to or for the benefit of the Company Group any immunity, authorization, release, covenant not to sue or other right with respect to any Intellectual Property or Technology.

“Intellectual Property” means all rights (anywhere in the world, whether statutory, common law or otherwise, and whether issued, registered, unregistered or subject to an application for issuance, registration or any other form of protection) relating to, arising from, or associated with intellectual property or proprietary rights, whether now known or hereafter recognized, including: (a) patents, utility models and applications, drafts and disclosures relating thereto and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to any of the foregoing; (b) copyrights and all other rights with respect to works of authorship, and all copyright registrations thereof and applications therefor and renewals, extensions and reversions thereof, and all other rights corresponding thereto (including all moral and economic rights, however denominated); (c) rights with respect to Technology; (d) design rights; (e) trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, along with all goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing; (f) Internet domain names, numerical addresses and social media accounts; (g) trade secrets, know-how and other proprietary or confidential information, in each case, whether oral or written, and whether or not patentable or reduced to practice (collectively, “Trade Secrets”); (h) rights with respect to data and databases; (i) publicity and privacy rights; and (j) any rights equivalent, similar or related to any of the foregoing, along with all claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing, and all income, royalties, damages and payments now and hereafter due or payable with respect to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

[*].

“Knowledge of Buyer” means the actual knowledge, after reasonable investigation consistent with such Person’s role or office with Buyer, of each management-level Person of Buyer.

“Knowledge of GS” means the actual knowledge, after reasonable investigation consistent with such Person’s role or office with GS, of each management-level Person of GS.

“KTA” means that certain Key Terms Agreement, dated as of October 21, 2019, by and between GS and Customer Parent (including any attachments and exhibits), as amended, and any and all statements of work, purchase orders, or other written agreements entered into thereunder.

“Law” means any and all statutes, laws, ordinances, rules, regulations, Orders, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Authority.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Licensed Company Intellectual Property” means any Intellectual Property non-exclusively licensed to any Person within the Company Group by any Person (or subject to a non-exclusive covenant not to sue, granted to or in favor of any Person within the Company Group by any Person) that is or has been used, held or practiced by the Company Group.

“Licensed Company Technology” means any Technology non-exclusively licensed to any Person within the Company Group by any Person (or subject to a non-exclusive covenant not to sue, granted to or in favor of any Person within the Company Group by any Person) that is or has been used, held or practiced by the Company Group.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, easement, servitude, transfer restrictions, encroachment, reservation, or other similar restriction.

“Material Adverse Effect” means any change, effect, circumstances, event, occurrence or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s business, assets, liabilities, properties or results of operations of the Company Group, taken as a whole; provided, however, that no Effect (by itself or when aggregated with any other Effect) resulting from, arising out of or relating to, any of the following shall be deemed to constitute a Material Adverse Effect or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: to the extent that such conditions or changes do not disproportionately affect the Company Group relative to other participants in the industries and geographic locations in which the Company Group participates, in each case taken as a whole, (A) any Effect resulting from or arising out of general economic or political conditions or changes in such conditions (including acts of terrorism or war), (B) any Effect affecting the industries in which the Company Group operates, (C) any Effect arising in connection with earthquakes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (D) any Effect resulting from any changes in applicable Law after the date of this Agreement, and (E) any Effect resulting from any infectious disease, epidemic or pandemic, including any applicable Laws by any Governmental Authority relating to or arising out of efforts to address the spread of any such pandemic or infectious disease.

[*].

“Members Schedule” has the meaning ascribed to such term in the LLC Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Outbound Intellectual Property Contracts” means all Contracts pursuant to which any Person within the Company Group has licensed or sublicensed any Company Intellectual Property or Company Technology to any Person or granted to any Person any immunity, authorization, release, covenant not to sue or other right with respect to any Company Intellectual Property or Company Technology.

“Owned Company Intellectual Property” means any Company Intellectual Property other than Licensed Company Intellectual Property.

“Owned Company Technology” means any Company Technology other than Licensed Company Technology.

“Parties” means each of the parties to this Agreement (and each, a “Party”).

“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (or otherwise in accordance with applicable accounting standards); (b) statutory Liens of landlords, lessors or renters for amounts not yet due or payable or that are being contested in good faith, (c) Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, arising or incurred in the ordinary course of business; (d) customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar non-monetary charges or encumbrances of record not interfering with the ordinary conduct of the business of the Company Group consistent with past practice which do not and would not be reasonably expected to impair the use, operation or occupancy of the assets of the Company Group and do not secure indebtedness; (e) Liens that will be released prior to or as of the Closing; (f) non-exclusive licenses of or grants of rights to Intellectual Property entered into in the ordinary course of business to a customer of the Company Group pursuant to a Contract made available to Buyer that permits such customer to use a Company Product solely for such customer’s internal use; (g) Permitted Encumbrances (as defined in the LLC Agreement); and (h) Liens that do not materially impair the current use of, or the ability to exercise rights of ownership over, the property subject thereto.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Representatives” means the directors, officers, employees, agents and advisors (including legal, financial, accounting and marketing advisors) of a Person.

“Sanctioned Person” means (a) (i) any Persons identified in the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the E.O. 13599 List, or the Sectoral Sanctions Identifications List, in each case administered by OFAC, and any other sanctions, restricted person, or similar lists imposed, administered, or enforced by the U.S. Government, including the U.S. Department of State and the U.S. Department of Commerce, the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury of the United Kingdom, or other Governmental Authority administering Sanctions and (ii) any Persons located, organized or a resident in a Sanctioned Territory; (b) any Persons owned or controlled, directly or indirectly, by such Person or Persons; and (c) any Person who otherwise is the subject or target of any Sanctions.

“Sanctioned Territory” means, at any time, a country or geographic region which is itself the subject or target of any territorial Sanctions within the past five (5) years, which includes: Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic, the non-government controlled areas of Zaporizhzhia and Kherson, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctions” means (a) the economic sanctions, export control and trade embargo Laws, rules, regulations, and executive orders of the United States, including, but not limited to, those administered or enforced from time to time by OFAC, the U.S. Department of Commerce or the U.S. Department of State, the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.) and the Trading with the Enemy Act (50 App. U.S.C. §§4301 et seq.); and (b)

any other similar economic sanctions, export control and trade embargo Laws, rules, or regulations of any foreign Governmental Authority, including but not limited to, the European Union, the United Kingdom and the United Nations Security Council.

“Satellite” means any single non-geostationary satellite, or group of substantially identical non-geostationary satellites, owned by, leased to, or for which a contract to purchase has been entered into by, GS or the Company Group.

[*].

“Subsidiary” means, with respect to any Person (a) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is, at the date of determination thereof, beneficially owned by such Person, by one or more Subsidiaries or such Person or by such Person and one or more Subsidiaries thereof, or (b) any other Person (other than a corporation), including a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially owns at least a majority of the ownership interests entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“Tax Return” means all returns, declarations, reports, estimates, information returns, statements and other documents filed or required to be filed in respect of Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Taxes” means (a) all federal, state, county, local, non-U.S. or other income, gross receipts, ad valorem, margin, franchise, single business, production, profits, sales or use, transfer, registration, capital gains, excise, recapture, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, documentary, stamp, occupation, premium, windfall profits, net proceeds, gain, customs duties, unemployment, disability, value added, alternative or add on minimum, estimated or any other taxes, governmental charges, duties, levies, fees or similar assessments in the nature of a tax and imposed by any Governmental Authority, whether disputed or not, and (b) any fines, penalties, interest, additional tax or additions to tax with respect thereto, imposed, assessed or collected under the authority of any Governmental Authority.

“Technology” means all (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, creations, inventions and invention disclosures, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information, research, and materials, (c) specifications, designs, models, devices, prototypes, schematics, manuals and development tools, (d) software, content, and other works of authorship, (e) data and databases, (f) Trade Secrets and

(g) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Transaction Agreements” means: (a) this Agreement; (b) the LLC Agreement; (c) the GS Contribution Agreement; (d) the KTA Amendment; (e) [*]; (f) [*]; (g) the 2024 Prepayment Agreement; (h) [*]; (i) [*]; (j) the 2023 Prepayment Agreement; (k) [*], in each case of (b) – (k), to be entered into on or around the date of this Agreement; [*].

“Transaction Expenses” means all fees and expenses (including legal, accounting, financial advisory and other professional fees and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, each of the Transaction Agreements and the consummation of the Transactions.

“Transactions” means the purchase and sale of the Closing Units contemplated by this Agreement and each of the Transaction Agreements.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated pursuant to the Code.

“Varde Indebtedness” means all amounts (including any fees or make-whole amounts) due and outstanding under GS’ non-convertible 13% Senior Notes due 2029 (“Notes”), which were sold pursuant to a Purchase Agreement dated March 28, 2023 among GS, as issuer, the subsidiary guarantors party thereto and an affiliate of Varde Partners and the other purchasers party thereto.

[*].

For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
2024 Prepayment Agreement	Recitals
[*]	Section 1.1
Affiliate Transaction	Section 3.14
Agreement	Preamble
Antitrust Laws	Section 5.3(a)
Board	Section 2.3(b)(xi)
Buyer	Preamble
Closing	Section 2.1
Closing Cash Consideration	Section 1.1
Closing Date	Section 2.1
Closing Issuance	Section 1.1
Closing Outside Date	Section 7.1(e)
Closing Units	Section 1.1
Company	Preamble
Company Equity Interests	Section 3.5(c)
Disclosure Letter	Article III
FDI Laws GCL	Section 5.3(a) Recitals

GS	Preamble
GS Contribution Agreement GUSA	Recitals Recitals
[*]	Recitals
[*]	Recitals
[*]	Recitals
KTA Amendment	Recitals
Legal Proceeding	Section 3.6
LLC Agreement	Recitals
Material Contract Notes	Section 3.9(a) Section 8.13
Order [*] Permits [*]	Section 3.3 Section 1.2 Section 3.3 Section 5.6
[*]	Recitals
[*]	Section 1.1
Securities Act	Section 3.5(b)
Trade Secrets	Section 8.13
Transfer Taxes	Section 5.5

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed by their respective duly authorized officers, as of the date first written above.

CUSTOMER PARENT

By:	/s/
Name:	Customer Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be executed by their respective duly authorized officers, as of the date first written above.

GLOBALSTAR, INC.

By:	/s/ Rebecca Clary
Name:	Rebecca Clary
Title:	VP and Chief Financial Officer

GLOBALSTAR LICENSEE LLC

By:	/s/ Rebecca Clary
Name:	Rebecca Clary
Title:	Treasurer

EXHIBIT A

FORM OF SECOND AMENDED AND RESTATED LLC AGREEMENT

EXHIBIT B

FORM OF [*]

EXHIBIT C

FORM OF GS CONTRIBUTION AGREEMENT

EXHIBIT D

FORM OF KTA AMENDMENT

EXHIBIT E

FORM OF [*]

EXHIBIT F

FORM OF [*]

EXHIBIT G

FORM OF [*]

EXHIBIT H

FORM OF 2024 PREPAYMENT AGREEMENT

SCHEDULE A

[*]

SCHEDULE B

DISCLOSURE LETTER